Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares 1-3 Year Credit Bond ETF (ISHCRED1-3) iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR) iShares Core 1-5 Year USD Bond ETF (ISHISTB)
BlackRock Alternative Strategies Fund - Trading Account
(ACS-TRD)
BlackRock Allocation Target Shares: Series S Portfolio
(BATSS)
BlackRock Core Bond Trust (BHK)
BlackRock Multi-Sector Income Trust (BIT)
BlackRock Limited Duration Income Trust (BLW)
BlackRock Multi-Asset Income - Investment Grade Portfolio
(BR-INC-IG)
BlackRock Low Duration Bond Portfolio (BR-LO)
Strategic Income Opportunities Fund (BR-SIP)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Advanced Series Trust - AST BlackRock Low Duration Bond
Portfolio (SMF_PRULO)

The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
03-15-2017

Security Type:
BND/CORP


Issuer
CA, Inc. (2022)

Selling
Underwriter
J.P. Morgan Securities LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
J.P. Morgan Securities LLC, Merrill Lynch,
Pierce, Fenner & Smith Incorporated,
Morgan Stanley & Co. LLC, Barclays Capital
Inc., Citigroup Global Markets Inc., BNP
Paribas Securities Corp., Goldman, Sachs &
Co., HSBC Securities (USA) Inc., PNC
Capital Markets LLC, RBC Capital Markets,
LLC, Scotia Capital (USA) Inc., U.S.
Bancorp Investments, Inc., Wells Fargo
Securities, LLC, DNB Markets, Inc., ING
Financial Markets LLC, KeyBanc Capital
Markets Inc., SMBC Nikko Securities
America, Inc., Standard Chartered Bank,
SunTrust Robinson Humphrey, Inc.



Transaction Details

Date of Purchase
03-15-2017


Purchase
Price/Share
(per share / %
of par)
$99.910

Total
Commission,
Spread or
Profit
0.600%


1.	Aggregate Principal Amount Purchased
(a+b)
$30,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$13,289,000

b. Other BlackRock Clients
$16,711,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.06


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dipankar Banerjee
Date:
03-20-2017

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
03-20-2017

Global Syndicate Team Member